                                                   German American Bancorp
                                            Computation of Earnings Per Share (1)


                                                   1996                          1995                        1994
                                                          Fully                          Fully                      Fully
                                           Primary       Diluted        Primary         Diluted      Primary       Diluted

Average Shares:
  Outstanding Common Shares. . . . . . .1,920,053   1,920,053       1,916,482       1,916,482   1,915,900       1,915,900
  Common Stock Equivalents:
    Stock Options (2). . . . . . . . . .  19,965       19,965          21,863          21,863      24,586          24,586

Assumed Repurchase of Shares . . . . . . (15,667)     (13,539)        (16,200)        (15,441)    (17,759)        (17,185)

Average Common and Common
  Equivalent Shares Outstanding. . . . .1,924,351   1,926,479       1,922,145       1,922,904   1,922,727       1,923,301

Net Income in Thousands:
  Net Income . . . . . . . . . . . . . .  $4,065       $4,065          $4,018          $4,018      $3,474          $3,474

Earnings Per Share: (3)
  Net Income . . . . . . . . . . . . . .   $2.11        $2.11           $2.09           $2.09       $1.81           $1.81




     (1) Average outstanding common shares and net income have been restated for all periods presented to reflect 5% stock dividends in 1996 and 1995.

     (2) Stock options of 0, 3,672 and 2,295 have been excluded from the above calculations as they were anti-dilutive at December 31, 1996, 1995 and 1994, respectively.

     (3) Stock options are not materially dilutive and have been excluded from earnings per share reflected in the consolidated statements of income.











                                       Exhibit 11

AM\GAB10K\9610KGAB.11